NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL GENERATES EARNINGS GROWTH OF 34.99% FOR THIRD QUARTER AND 14.63% FOR FIRST NINE MONTHS

LATROBE, PA, November 1, 2011 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the quarter ended September 30, 2011. The Company earned $1,879,000 (or $.65 per average share outstanding) in 2011 compared to $1,392,000 (or $.49 per average share outstanding) in 2010. The Company earned $4,726,000 (or $1.65 per average share outstanding) for the nine-month period ended September 30, 2011 and $4,123,000 (or $1.44 per average share outstanding) for the nine-month period ended September 30, 2010. Third quarter 2011 earnings increased $487,000, or 34.99%, while first nine months 2011 earnings increased $603,000, or 14.63%.

President/Chief Executive Officer Gregg E. Hunter noted, “Core earnings have progressively strengthened throughout 2011. Asset quality remained high with 2011’s third quarter being the eleventh consecutive fiscal quarter without need for any loan loss provisions or securities impairment charges. Return on average assets was 1.92% for 2011’s third quarter and 1.69% for 2011’s first nine months. Third quarter-end tier one risk-based, total risk-based and leverage capital ratios were 20.05%, 20.81% and 11.58%, respectively. Commercial National’s strong core earnings, high asset quality and ample capital adequacy facilitated the Company’s third quarter dividend action which increased the previous $0.22 regular quarterly common stock cash dividend by 18.18% to a new all-time record high of $0.26 per share. Maintaining an attractive quarterly cash dividend stream to our shareholders continues to be a top priority for the Company.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community-banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

	September 30,	September 30,
	2011 (unaudited)	2010 (unaudited)

ASSETS
Cash and due from banks on demand	$7,238	$7,883
Interest bearing deposits with banks	324	49
Total cash and cash equivalents	7,562	7,932

Securities available for sale	177,772	134,575
Restricted investments in bank stock	3,720	4,567

Loans	187,391	197,065
Allowance for loan losses	(1,673)	(1,686)
Net loans	185,718	195,379

Premises and equipment	3,136	3,405
Other assets	22,529	19,346

Total assets	$400,437	$365,204

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$90,198	$80,454
Interest bearing	205,376	195,320
Total deposits	295,574	275,774

Short-term borrowings	36,275	28,375
Long-term borrowings	10,000	10,000
Other liabilities	7,154	4,236
Total liabilities	349,003	318,385

Shareholders' equity:
Common stock, par value $2 per share;
10,000,000 shares authorized; 3,600,000 shares
issued; 2,860,953 shares
outstanding in 2011 and 2010.	7,200	7,200
Retained earnings	49,930	46,458
Accumulated other comprehensive income	6,848	5,705
Less treasury stock, at cost,
739,047 shares in 2011 and 2010	(12,544)	(12,544)
Total shareholders' equity	51,434	46,819

Total liabilities and shareholders' equity	$400,437	$365,204

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months	Three Months	Nine Months	Nine Months

	Ended September 30, 2011 (unaudited)	Ended September 30, 2010 (unaudited)	Ended September 30, 2011 (unaudited)	Ended September 30, 2010 (unaudited)

INTEREST INCOME:
Interest and fees on loans	$2,670	$2,826	$8,053	$8,600
Interest and dividends on securities:
Taxable	1,068	1,031	2,878	3,519
Exempt from federal income taxes	1,018	668	2,656	1,706
Other	-	-	1	2
Total Interest income	4,756	4,525	13,588	13,827

INTEREST EXPENSE:
Interest on deposits	408	566	1,368	1,849
Interest on short-term borrowings	16	35	45	112
Interest on long-term borrowings	59	59	177	177
Total Interest expense	483	660	1,590	2,138

NET INTEREST INCOME	4,273	3,865	11,998	11,689
PROVISION FOR LOAN LOSSES	-	-	-	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,273	3,865	11,998	11,689

OTHER OPERATING INCOME:
Asset management and trust income	327	280	833	709
Service charges on deposit accounts	268	294	794	864
Income from investment in life insurance	121	122	365	365
Other income	43	62	186	232
Total other operating income	759	758	2,178	2,170

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,524	1,510	4,625	4,519
Net occupancy expense	218	212	632	638
Furniture and equipment	92	123	305	400
Pennsylvania shares tax	124	125	377	377
Legal and professional	84	110	306	349
FDIC Insurance expense	8	90	178	257
Other expenses	766	763	2,179	2,190
Total other operating expenses	2,816	2,933	8,602	8,730

INCOME BEFORE INCOME TAXES	2,216	1,690	5,574	5,129
Income tax expense	337	298	848	1,006

Net income	$1,879	$1,392	$4,726	$4,123

Average Shares Outstanding	2,860,953	2,860,953	2,860,953	2,860,953

Earnings Per Share	$0.65	$0.49	$1.65	$1.44